Exhibit 99.1

Welsbach Technology Metals Acquisition Corp. Announces Extension to Business Combination Deadline

Chicago, IL, July 05, 2024 (GLOBE NEWSWIRE) -- Welsbach Technology Metals Acquisition Corp. (the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”), announced today that it has approved an extension of the time period to consummate a Business Combination, in accordance with Article G of the Company’s amended and restated certificate of incorporation, to and including June 30, 2025. On June 28, 2024, the Company held a special meeting of its stockholders (the “special meeting”). On May 13, 2024, the record date for the special meeting, there were 4,456,827 shares of common stock of the Company entitled to be voted at the special meeting, approximately 83.541% of which were represented in person or by proxy at the special meeting.

The final results for each of the matters submitted to a vote of the Company’s stockholders at the special meeting are as follows:

1. Charter Amendment Proposal

The stockholders approved the proposal to amend the Company’s Charter by allowing the Company to extend the date by which it has to consummate a business combination with a target for up to an additional twelve months, from June 30, 2024 to up to June 30, 2025, for no contribution to the trust account.

2. Trust Amendment Proposal

The stockholders approved the proposal to amend the Trust Agreement, allowing the Company to extend the Combination Period for up to an additional twelve months, from June 30, 2024 to up to June 30, 2025, for no contribution to the trust account.

As there were sufficient votes at the time of the special meeting to approve each of the above proposals, the Adjournment Proposal, which had been previously voted on by proxy, was not presented to stockholders at the special meeting.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” including with respect to the extensions. No assurance can be given that the transactions discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company.

About WTMAC

WTMAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While WTMAC may pursue an acquisition in any business industry or sector, it intends to concentrate its efforts on targets in the technology metals and energy transition materials industry. WTMAC is led by Chief Executive Officer Daniel Mamadou and Chief Operating Officer Chris Clower.

Investor Contact:

Christopher Clower, Welsbach Technology Metals Acquisition Corp.

chris@welsbach.sg